SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement dated as of April 5, 2001 (this "Agreement") by and between US DATA Authority, Inc., a Florida corporation, with principal executive offices located at 3500 NW Boca Raton Boulevard, Building 811 Boca Raton, Florida 33431 (the "Company"), and La Jolla Cove Investors, Inc. ("Buyer").

WHEREAS, Buyer desires to purchase from the Company, and the Company desires to issue and sell to Buyer, upon the terms and subject to the conditions of this Agreement, the 9-3/4% Convertible Debenture of the Company in the aggregate principal amount of $200,000, in the form attached hereto as Exhibit A (the "Debenture"); and

WHEREAS, upon the terms and subject to the conditions set forth in the Debenture, the Debenture is convertible into shares of the Company's Class A Common Stock (the "Common Stock");

WHEREAS, in partial consideration of Buyer's agreeing to purchase the Debenture hereunder, the Company shall issue warrants to purchase Common Stock (the "Warrants") upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    PURCHASE AND SALE OF DEBENTURE AND WARRANT

      Transaction. Buyer hereby agrees to purchase from the Company, and the Company has offered and hereby agrees to issue and sell to Buyer in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Debenture.

      Purchase Price; Form of Payment. The purchase price for the Debenture to be purchased by Buyer hereunder shall be $200,000 (the "Purchase Price"). Simultaneously with the execution of this Agreement, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the Company. Simultaneously with the execution of this Agreement, the Company shall deliver the Debenture and the Conversion Warrants (which shall have been duly authorized, issued and executed I/N/O Buyer or, if the Company otherwise has been notified, I/N/O Buyer's nominee) to the office of Carlo Corzine, Sterling Financial.

    BUYER'S REPRESENTATIONS AND WARRANTIES

    Buyer represents and warrants to and covenants and agrees with the Company as follows:

      Buyer is purchasing the Debenture, the Warrants and the Common Stock issuable upon conversion or redemption of the Debenture and exercise of the Warrants in addition to any additional shares issued as a result of the Company's failure to comply with the provisions of the Debenture (the "Conversion Shares" and, collectively with the Debenture and the Warrants, the "Securities") for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

      Buyer is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and (iv) able to afford the loss of its investment in the Securities.

      Buyer understands that the Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Company is relying upon the accuracy of, and Buyer's compliance with, Buyer's representations, warranties and covenants set forth in this Agreement to determine the availability of such exemption and the eligibility of Buyer to purchase the Securities;

      Buyer understands that the Securities have not been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any state or provincial securities commission.

      This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

      Neither Buyer nor its affiliates nor any person acting on its or their behalf (i) has the intention of entering into, or will enter into, any put option, short position or other similar instrument or position with respect to the Common Stock while the Debenture is outstanding and (ii) will use at any time shares of Common Stock acquired pursuant to this Agreement, the Debenture or the Warrants to settle any put option, short position or other similar instrument or position that may have been entered into prior to the execution of this Agreement.

    THE COMPANY'S REPRESENTATIONS

    The Company represents and warrants to Buyer that:

      Capitalization.

        The authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock and 30,000,000 shares of Preferred Special Voting Stock of which 21,002,791 shares and 0 shares, respectively, are issued and outstanding as of the date hereof and are fully paid and nonassessable. The amount, exercise, conversion or subscription price and expiry date for each outstanding option and other security or agreement to purchase shares of Common Stock is accurately set forth on Schedule III.A.1.

        The Conversion Shares have been duly and validly authorized and reserved for issuance by the Company, and, when issued by the Company upon conversion of the Debenture will be duly and validly issued, fully paid and nonassessable and will not subject the holder thereof to personal liability by reason of being such holder.

        Except as disclosed on Schedule III.A.3., there are no preemptive, subscription, "call," right of first refusal or other similar rights to acquire any capital stock of the Company or any of its Subsidiaries (as such term is hereinafter defined) or other voting securities of the Company that have been issued or granted to any person and no other obligations of the Company or any of its Subsidiaries to issue, grant, extend or enter into any security, option, warrant, "call," right, commitment, agreement, arrangement or undertaking with respect to any of their respective capital stock.

      Organization; Reporting Company Status.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated and is duly qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would reasonably be expected to have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or on the consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect").

        The Company has registered the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Common Stock is traded on the OTC Bulletin Board service of the National Association of Securities Dealers, Inc. ("OTCBB") and the Company has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such trading.

      Authorization. The Company (i) has duly and validly authorized and reserved for issuance shares of Common Stock, which is a number sufficient for the conversion of the Debenture and the exercise of the Warrants in full and (ii) at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance to satisfy the conversion of the Debenture and the exercise of the Warrants in full. The Company understands and acknowledges the potentially dilutive effect on the Common Stock of the issuance of the Conversion Shares upon the conversion of the Debenture and the exercise of the Warrants. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Debenture and the exercise of the Warrants in accordance with this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the conversion of the Debenture. The Company agrees, without cost or expense to Buyer, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

      Authority; Validity and Enforceability. The Company has the requisite corporate power and authority to enter into the Documents (as such term is hereinafter defined) and to perform all of its obligations hereunder and thereunder (including the issuance, sale and delivery to Buyer of the Securities). The execution, delivery and performance by the Company of the Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Debenture and the issuance and reservation for issuance of the Conversion Shares) have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of the Documents has been duly and validly executed and delivered by the Company and each Document constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws. The Securities have been duly and validly authorized for issuance by the Company and, when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. For purposes of this Agreement, the term "Documents" means (i) this Agreement; (ii) the Registration Rights Agreement dated as of even date herewith between the Company and Buyer, a copy of which is annexed hereto as Exhibit B (the "Registration Rights Agreement"); (iii) the Debenture, and (iv) the Warrants.

      Validity of Issuance of the Securities. The Debenture and the Warrants as of the Closing Date (as such term is hereinafter defined), and the Conversion Shares upon their issuance in accordance with the Debenture will be validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights.

      Non-contravention. The execution and delivery by the Company of the Documents, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated hereby and thereby do not, and compliance with the provisions of this Agreement and other Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (as such term is hereinafter defined) upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to (i) the Articles of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or permit applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) any Law (as such term is hereinafter defined) applicable to, or any judgment, decree or order of any court or government body having jurisdiction over, the Company or any of its Subsidiaries or any of their respective properties or assets.

      Approvals. No authorization, approval or consent of any court or public or governmental authority is required to be obtained by the Company for the issuance and sale of the Debenture (or the Conversion Shares) to Buyer as contemplated by this Agreement, except such authorizations, approvals and consents as have been obtained by the Company prior to the date hereof.

      Commission Filings. The Company has properly and timely filed with the Commission all reports, proxy statements, forms and other documents required to be filed with the Commission under the Securities Act and the Exchange Act since becoming subject to such Acts (the "Commission Filings"). As of their respective dates, (i) the Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Commission Filings and (ii) none of the Commission Filings contained at the time of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Filings, as of the dates of such documents, were true and complete in all material respects and complied with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except in the case of unaudited statements permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate are not material and to any other adjustment described therein).

      Full Disclosure. There is no fact known to the Company (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in writing to Buyer that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of the Company to performing its obligations pursuant to the Documents.

      Absence of Events of Default. No "Event of Default" (as defined in any agreement or instrument to which the Company is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing.

      Securities Law Matters. Assuming the accuracy of the representations and warranties of Buyer set forth in Article II, the offer and sale by the Company of the Securities is exempt from (i) the registration and prospectus delivery requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) the registration and/or qualification provisions of all applicable state and provincial securities and "blue sky" laws. The Company shall not directly or indirectly take, and shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person or entity of any security similar to the Debenture, shares of Common Stock) which will make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Buyer of the Debenture (and the Conversion Shares) as contemplated by this Agreement. No form of general solicitation or advertising has been used or authorized by the Company or any of its officers, directors or Affiliates in connection with the offer or sale of the Debenture (and the Conversion Shares) as contemplated by this Agreement or any other agreement to which the Company is a party.

      Registration Rights. Except as set forth on Schedule III.M., no Person has, and as of the Closing (as such term is hereinafter defined), no Person shall have, any demand, "piggy-back" or other rights to cause the Company to file any registration statement under the Securities Act relating to any of its securities or to participate in any such registration statement.

      Interest. The timely payment of interest on the Debenture is not prohibited by the Articles of Incorporation or By-Laws of the Company, in each case as amended to the date of this Agreement, or any agreement, contract, document or other undertaking to which the Company or any of the Subsidiaries is a party.

      No Misrepresentation. No representation or warranty of the Company contained in this Agreement or any of the other Documents, any schedule, annex or exhibit hereto or thereto or any agreement, instrument or certificate furnished by the Company to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      Finder's Fee. There is no finder's fee, brokerage commission or like payment in connection with the transactions contemplated by this Agreement for which Buyer is liable or responsible.

    CERTAIN COVENANTS AND ACKNOWLEDGMENTS

      Restrictive Legend. Buyer acknowledges and agrees that, upon issuance pursuant to this Agreement, the Securities (including any Conversion Shares) shall have endorsed thereon a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Conversion Shares until such legend has been removed):

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS."

      Filings. The Company shall make all necessary Commission Filings and "blue sky" filings required to be made by the Company in connection with the sale of the Securities to Buyer as required by all applicable Laws, and shall provide a copy thereof to Buyer promptly after such filing.

      Reporting Status. So long as Buyer beneficially owns any of the Securities, the Company shall timely file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

      Listing. Except to the extent the Company lists its Common Stock on The New York Stock Exchange, The American Stock Exchange or The Nasdaq Stock Market, the Company shall use its best efforts to maintain its listing of the Common Stock on OTCBB. If the Common Stock is delisted from OTCBB, the Company will use its best efforts to list the Common Stock on the most liquid national securities exchange or quotation system that the Common Stock is qualified to be listed on.

      Reserved Conversion Shares. The Company at all times from and after the date hereof shall have such number of shares of Common Stock duly and validly authorized and reserved for issuance as shall be sufficient for the conversion in full of the Debenture and exercise of the Warrants.

      Information. Each of the parties hereto acknowledges and agrees that Buyer shall not be provided with, nor be given access to, any material non-public information relating to the Company.

      Accounting and Reserves. The Company shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true, and correct entries shall be made of its transactions, all in accordance with GAAP applied on consistent basis through all periods, and shall set aside on such books for each fiscal year all such reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

      Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction or agreement with any stockholder, officer, director or Affiliate of the Company or family member of any officer, director or Affiliate of the Company, unless the transaction or agreement is (i) reviewed and approved by a majority of Disinterested Directors (as such term is hereinafter defined) and (ii) on terms no less favorable to the Company or the applicable Subsidiary than those obtainable from a nonaffiliated person. A "Disinterested Director" shall mean a director of the Company who is not and has not been an officer or employee of the Company and who is not a member of the family of, controlled by or under common control with, any such officer or employee.

      Certain Restrictions. So long as the Debenture is outstanding, no dividends shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any capital stock of the Company, nor shall any capital stock of the Company be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Company or pursuant to any of the security agreements listed on Schedule III.A, for any consideration by the Company, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock.

    TRANSFER AGENT INSTRUCTIONS

      The Company undertakes and agrees that no instruction other than the instructions referred to in this Article V and customary stop transfer instructions prior to the registration and sale of the Common Stock pursuant to an effective Securities Act registration statement shall be given to its transfer agent for the Common Stock and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing contained in this Section V.A. shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of such Common Stock. If, at any time, Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of the resale by Buyer of such Common Stock is not required under the Securities Act and that the removal of restrictive legends is permitted under applicable law, the Company shall permit the transfer of such Common Stock and promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without any restrictive legends endorsed thereon.

      Buyer shall have the right to convert the Debenture by telecopying an executed and completed Conversion Notice (as such term is defined in the Debenture) to the Company. Each date on which a Conversion Notice is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as such term is defined in the Debenture). The Company shall transmit the certificates evidencing the shares of Common Stock issuable upon conversion of the Debenture (together with a new debenture, if any, representing the principal amount of the Debenture not being so converted) to Buyer via express courier, by electronic transfer or otherwise, within five (5) business days after receipt by the Company of the Conversion Notice (the "Delivery Date"). Within thirty (30) days after Buyer delivers the Conversion Notice to the Company, Buyer shall deliver to the Company the Debenture being converted.

    The Securities shall be delivered by the Company to the Escrow Agent pursuant to Section I.B. hereof on a "delivery-against-payment basis" at the Closing.

    ESCROW

    Carlo Corzine, Sterling Financial shall act as Escrow Agent for the express and limited purpose of receiving and disbursing the Securities and the Purchase Price. Escrow Agent shall be authorized to rely upon the terms, provisions and directions set forth in this Agreement. Where Escrow Agent believes, in its sole and absolute discretion, clarification of an instruction or direction is required, it may make a written demand for such further instruction jointly from the Company and Buyer. Escrow Agent is hereby authorized to rely on such joint written instruction from the Company and Buyer. Buyer and the Company hereby agree to indemnify Escrow Agent, and its partners, from any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies and agrees to reimburse Escrow Agent for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by Escrow Agent, to the extent arising out of or in connection with its acts or omissions as Escrow Agent.

    CLOSING DATE

    The Closing shall occur at the office of Carlo Corzine, Sterling Financial, Suite 400, 225 N.E. Mizner Blvd on April 5, 2001 ("Closing Date") or at the offices of US Data Authority at 3500 NW Boca Raton Boulevard, Suite 811, Boca Raton, FL. On the Closing Date, the Escrow Agent shall deliver to Buyer the certificate(s) evidencing the Debentures and to the Company the Purchase Price. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall not be authorized to release to the Company the Purchase Price or to Buyer the certificate(s) (I/N/O Buyer or I/N/O Buyer's nominee) evidencing the Debenture unless the conditions set forth in Sections VIII.C. and IX.G. have been satisfied.

    CONDITIONS TO THE COMPANY'S OBLIGATIONS

    Buyer understands that the Company's obligation to sell the Debenture and issue the Warrants on the Closing Date to Buyer pursuant to this Agreement is conditioned upon:

      Delivery by Buyer of the Purchase Price;

      The accuracy on the Closing Date of the representations and warranties of Buyer contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Buyer in all material respects on or before the Closing Date of all covenants and agreements of Buyer required to be performed by it pursuant to this Agreement on or before the Closing Date and

      There shall not be in effect any Law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

    CONDITIONS TO BUYER'S OBLIGATIONS

    The Company understands that Buyer's obligation to purchase the Securities on the Closing Date pursuant to this Agreement is conditioned upon:

      Delivery by the Company to the Escrow Agent of the Debenture, the Conversion Warrants and the Redemption Warrants (as such terms are defined in the Debenture) (I/N/O Buyer or I/N/O Buyer's nominee);

      The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confined to Buyer by delivery of the certificate of the chief executive officer of the Company to that effect;

      There not having occurred (i) any general suspension of trading in, or limitation on prices listed for, the Common Stock on the OTCBB, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, protectorates or possessions or (iv) in the case of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof,

      There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

      The Company shall have delivered to Buyer (as provided in the Escrow Instructions) reimbursement of Buyer's reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement (including the fees and disbursements of Buyer's legal counsel in an amount up to but not exceeding $5,000);

      There shall not be in effect any Law, order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

      The Company shall have obtained all consents, approvals or waivers from governmental authorities and third persons necessary for the execution, delivery and performance of the Documents and the transactions contemplated thereby, all without material cost to the Company; and

      Delivery by, Dominick F. Maggio, and Gerald C. Parker, jointly and severely (the "Guarantors"), of personal guaranties (each, a "Guaranty" and collectively, the "Guaranties") in the form attached hereto as Annex B guaranteeing payment of the Company's obligations under the Debenture; and

      Buyer shall have received such additional documents, certificates, payment, assignments, transfers and other delivers as it or its legal counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

    SURVIVAL; INDEMNIFICATION

      The representations, warranties and covenants made by each of the Company and Buyer in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

      The Company hereby agrees to indemnify and hold harmless Buyer, its affiliates and their respective officers, directors, partners and members (collectively, the "Buyer Indemnitees") from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "Losses") and agrees to reimburse Buyer Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by Buyer Indemnitees and to the extent arising out of or in connection with:

        any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement or the other Documents;

        any failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by the Company pursuant to this Agreement or the other Documents;

        the purchase of the Debenture, the conversion of the Debenture, the payment of interest on the Debenture, the issuance of the Warrants, the exercise of the Warrants, the consummation of the transactions contemplated by this Agreement and the other Documents, the use of any of the proceeds of the Purchase Price by the Company, the purchase or ownership of any or all of the Securities, the performance by the parties hereto of their respective obligations hereunder and under the Documents or any claim, litigation, investigation, proceedings or governmental action relating to any of the foregoing, whether or not Buyer is a party thereto; or

        resales of the Common Shares by Buyer in the manner and as contemplated by this Agreement and the Registration Rights Agreement.

      Buyer hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees") from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with:

        any misrepresentation, omission of fact or breach of any of Buyer's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by Buyer pursuant to this Agreement or the other Documents or any failure by Buyer to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by Buyer pursuant to this Agreement or the other Documents.

      Promptly after receipt by either party hereto seeking indemnification pursuant to this Article X (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this Article X is being sought (the "Indemnifying Party") of the commencement thereof, but the omission so to notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights or defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

      In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

    GOVERNING LAW

    This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to the conflicts of law principles of such state.

    SUBMISSION TO JURISDICTION

    Each of the parties hereto consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of San Diego or the state courts of the State of California sitting in the City of San Diego in connection with any dispute arising under this Agreement and the other Documents. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any night of jurisdiction on account of its place of residence or domicile. Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by registered or certified mail (return receipt requested), postage prepaid, at its address specified in Article XIX. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    WAIVER OF JURY TRIAL

    TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND OTHER DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

    COUNTERPARTS; EXECUTION

    This Agreement may be executed in two (2) counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on both parties hereto.

    HEADINGS

    The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

    SEVERABILITY

    In the event any one or more of the provisions contained in this Agreement or in the other Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

    ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

    This Agreement, the Documents, the Guaranties and the Mortgage constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    NOTICES

    Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

      if to the Company, to:

      USData Authority, Inc.
      3500 NW Boca Raton Boulevard, Building 811
      Boca Raton, Florida 33431
      Attention: Dominick F. Maggio
      Telecopier: (561) 395-5425
      Telephone: (561) 368-0032

      if to Buyer, to:

      La Jolla Cove Investors, Inc.
      Suite 200
      7817 Herschel Avenue
      La Jolla, California 92037
      Attention: Travis Huff
      Telecopier: 858.551.0987
      Telephone: 858.551.8703

      with a copy to:

      Loeb & Loeb LLP
      Suite 2200
      10100 Santa Monica Boulevard
      Los Angeles, California 90067
      Attention: David Ficksman, Esq.
      Telecopier: 310.282.2192
      Telephone: 310.282.2000

      if to the Escrow Agent, to:

    Sterling Financial
    Suite 400
    225 N.E. Mizner Blvd
    Boca Raton, Florida 33432
    Attention: Carlo Corzine
    Telecopier: 561-672-4646
    Telephone: 561-672-4840

    The Company, Buyer or the Escrow Agent may change the foregoing address by notice given pursuant to this Article XIX.

    CONFIDENTIALITY

    Each of the Company and Buyer agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provide, however , that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act).

    ASSIGNMENT

This Agreement shall not be assignable by either of the parties hereto prior to the Closing without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void; provide, however, that Buyer may assign its rights and obligations hereunder, in whole or in part, to any affiliate of Buyer.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed and delivered on the date first above written.

USData Authority, Inc.,
a Florida corporation

By: /S/ Dominick F. Maggio
Dominick F. Maggio
Chief Operating Officer/EVP

La Jolla Cove Investors, Inc.
By: /S/ Gerald C. Parker
Name: Gerald C. Parker
Title: Portfolio Mgr.

Escrow Agent
AGREED AND ACCEPTED
Carlo Corzine, Sterling Financial

By:_________________________

EXHIBIT A

DEBENTURE

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

SCHEDULE III.A.

OPTIONS

SCHEDULE III.M.

REGISTRATION RIGHTS

Name

ANNEX B

CONTINUING GUARANTY

THIS CONTINUING GUARANTY ("Guaranty") is entered into as of April 5, 2001,jointly and severely by Dominick F. Maggio, and Gerald C. Parker, ("Guarantors"), in favor of La Jolla Cove Investors, Inc. ("LJCI"), with reference to the following:

WHEREAS, Guarantor is a shareholder of USData Authority, Inc., a Florida corporation ("USData");

WHEREAS, LJCI and USData are parties to those certain Securities Purchase Agreement, Registration Rights Agreement, Conversion Warrants Agreement and 9-3/4 % Convertible Debenture, each dated April 5, 2001 (collectively, the "Agreements") pursuant to which USData has, among other things, sold a 9-3/4 % Convertible Debenture (the "Debenture") to LJCI;

WHEREAS, a material inducement to LJCI in entering into the Agreements and purchasing the Debenture was the issuance of a satisfactory guaranty of USData's obligations under the Agreements;

WHEREAS, LJCI has agreed to accept such a guaranty from Guarantor; and

WHEREAS, this Guaranty is required to be executed and delivered in accordance with Article IX(H) of the Securities Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, in consideration of LJCI entering into the Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees to guaranty the Guarantied Obligations (as hereinafter defined) in accordance with the following terms and conditions:

Guarantor hereby unconditionally and irrevocably guaranties the performance of USData's obligations under the Agreements in favor of LJCI, each of its affiliates, assigns and successors in interest, and each of their respective shareholders, directors, officers, employees, agents, attorneys and representative, arising under or with respect to the Agreements (the "Guarantied Obligations"), when the same shall become due (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. Subsection 101 et seq.) and agrees to pay any and all costs and expenses (including attorneys' fees and disbursements) incurred by LJCI in enforcing any rights under this Guaranty. In furtherance of the foregoing and not in limitation of any other right which LJCI may have at law or in equity against Guarantor by virtue hereof, upon the failure of USData to perform any of the Guarantied Obligations when and as the same become due, as aforesaid, Guarantor will, within ten (10) days after written demand therefor, perform all Guarantied Obligations then due to LJCI.

Guarantor further agrees that this Guaranty constitutes a guaranty of performance and payment when due and not merely of collection. The obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, defense, setoff, recoupment, impairment or termination for any reason, including, without limitation, by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations or any discharge of USData from any of the Guarantied Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty shall not be discharged or impaired or otherwise affected by any default, failure or delay or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantor or which would otherwise operate as a discharge of Guarantor as a matter of law or equity. This Guaranty shall remain in full force and effect without regard to any future event, including, without limitation, the bankruptcy, insolvency, reorganization, dissolution or liquidation of USData.

Guarantor agrees that the Guarantied Obligations may be rescinded, waived, extended, renewed or altered, in whole or in part, without notice or further assent from Guarantor, and that Guarantor will remain bound by this Guaranty notwithstanding any such rescission, waiver, extension, renewal or alteration of any Guarantied Obligation.

Guarantor hereby waives (i) all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of nonpayment; and (ii) any and all rights, defenses and benefits arising under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433, and all other rights, defenses and benefits limiting the liability of or exonerating guarantors or sureties offered by law as well as the benefits of Sections 580a-580d and 726 of the California Code of Civil Procedure. The obligations of Guarantor under this Guaranty shall not be affected by (i) the failure of LJCI to assert any claim or demand or to enforce any right or remedy against USData under the provisions of the Agreements, including, without limitation, the failure of LJCI to proceed first against USData or to pursue any other remedy in LJCI's power; (ii) LJCI settling, releasing, compromising, collecting or otherwise liquidating the Guarantied Obligations in any manner, as LJCI may determine; (iii) the failure of LJCI to assert or take advantage of the defense of the statute of limitations in any action hereunder; or (iv) the failure of LJCI to exercise any right or remedy against USData with respect to the Guarantied Obligations or any provision of the Agreements.

Guarantor acknowledges that all of the waivers and consents set forth herein are freely granted, after consultation with competent counsel, since it is Guarantor's purpose and intent that all of Guarantor's obligations hereunder be absolute, independent and unconditional under any and all circumstances. Guarantor hereby represents and warrants to LJCI that Guarantor has the power, right and authority to enter into this Guaranty. This Guaranty shall be binding upon Guarantor and his personal representatives, successors and assigns and shall inure to the benefit of LJCI and its successors and assigns. This Guaranty may be executed by facsimile, with such facsimile copy to serve as a duly executed original and as conclusive evidence of the consent and ratification of the matters contained herein by Guarantor.

This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

All judicial proceedings brought against Guarantor with respect to this Guaranty may be brought in any state or federal court of competent jurisdiction in San Diego, California, and by execution and delivery of this Guaranty, Guarantor accepts the nonexclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Guaranty.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party notified, (ii) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized overnight courier service such as Federal Express or (iv) on the day of facsimile transmission, with confirmed transmission; in any case addressed to the party to be notified at the address indicated below for that party, or at such other address as that party may indicate by providing ten (10) days' advance written notice to the other parties:

(a) If to La Jolla Cove Investors, Inc., to:

La Jolla Cove Investors, Inc.
Suite 200
7817 Herschel Avenue
La Jolla, California 92037
Attn.: Travis Huff
Telecopier: 858.551.0987
Telephone: 858.551.8703

with a copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attn.: David Ficksman, Esq.
Facsimile: (310) 282-2192

(b) If to Guarantor, to:

USData Authority, Inc.
3500 NW Boca Raton Boulevard, Building 811

Boca Raton, Florida 33431

Attention: Dominick F. Maggio & Gerald C. Parker

Telecopier: (561) 395-5425

Telephone: (561) 368-0032

GUARANTOR HEREBY WAIVES AND COVENANTS THAT GUARANTOR WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS GUARANTY OR ANY GUARANTEED OBLIGATION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.

IN WITNESS WHEREOF, the undersigned has duly executed this Guaranty as of the day and year first written above.

/S/ Dominick F. Maggio
Dominick F. Maggio

/S/ Gerald C. Parker
Gerald C. Parker

Escrow Agent
AGREED AND ACCEPTED
Carlo Corzine, Sterling Financial

By: __________________________

EXHIBIT A

DEBENTURE

end page 17

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

end page 18

SCHEDULE III.A

OPTIONS

end page 19

SCHEDULE III.M

REGISTRATION RIGHTS

Name

end page 20